Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Ultra Clean Holdings, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	(1)	457(r)			$400,000,000.00	0.0001381	$55,240.00

Total Offering Amounts:							$400,000,000.00		$55,240.00
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$55,240.00

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Offering Note(s)

(1)	Note 1.a: Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price, and Rule 457(r) under the Securities Act. The fee payable at the time of filing of the registrant’s Registration Statement on Form S-3ASR (Registration No. 333-278195) was initially deferred in accordance with Rules 456(b) and 457(r) under the Securities Act, and is paid herewith. This “Calculation of Filing Fees” table shall be deemed to update the table in Item 14 of the Registration Statement.

Note 1.b: The prospectus supplement to which this exhibit is attached is a final prospectus supplement for the related “at-the-market” offering of the Company’s common stock, $0.001 par value per share. The maximum aggregate offering price of such offering is $400,000,000.